EXHIBIT 99.4
Independent Registered Public Accounting Firm Services Policy
The Audit Committee of the Board of Directors of Wilmington Trust Corporation and its subsidiaries (collectively, the “Company”) reviews regularly all services provided to the Company by its independent registered public accounting firm (the “Auditor”). In light of recent public concerns regarding non-audit services provided to companies by their Auditor and requirements imposed by the Sarbanes-Oxley Act, the Securities and Exchange Commission, and the New York Stock Exchange, the Audit Committee of the Company’s Board of Directors has adopted the following policy regarding services provided by the Auditor.
The Audit Committee has agreed that the following services may be procured from the Auditor without further prior approval of the Audit Committee:
1.	Annual consolidated and subsidiary financial statement audits, including reviews of unaudited quarterly consolidated financial statements and procedures developed in response to new or pending pronouncements by governing authorities, such as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Securities and Exchange Commission, or the New York Stock Exchange;
2.	Statement of Auditing Standards No. 70 Report of the Company’s Corporate Retirement and Custody Services Division and Wealth Advisory Services Business Line;
3.	Annual financial statements audits of the Company’s defined benefit, defined contribution and other employee benefit plans, and common and short-term trust funds;
4.	Review of audits of the Company’s affiliates;
5.	Tax compliance assistance in preparing the Company’s federal and state income tax returns;
6.	Tax planning research;
7.	Reports on the effectiveness of internal controls required by FDICIA and/or the Sarbanes-Oxley Act; and
8.	Consents and comfort letters required for the Company’s filings under the 1933 Securities Act and the 1934 Securities and Exchange Act.
All such services provided by the Auditor shall be reported to the Audit Committee at its next meeting. It is the intent of the Audit Committee to adhere to these listed services being provided by the Auditor. However, the Audit Committee is willing to consider a recommendation by the Company’s management as to a specific service if management believes that the provision of such services would not compromise the Auditor’s independence.
Any engagement of the Auditor for the performance of “consulting services” other than the services listed above shall be reviewed by the Audit Committee prior to engagement. Situations requiring urgency may be authorized by the Committee Chair. In no circumstance will the Auditor be engaged to provide services prohibited by the Sarbanes-Oxley Act or its implementing regulations, including financial information systems design and implementation, or to prepare personal tax returns of any of the Company’s executive officers.